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                                                                      EXHIBIT 16

[Logo of KPMG]

                        KPMG LLP
                        Stamford Square
                        3001 Summer Street
                        Stamford, CT 06905

August 3, 2005

Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Sturm, Ruger & Company, Inc. and, under the date of March 8, 2005, we reported on the financial statements of Sturm, Ruger and Company, Inc. as of and for the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004. On July 29, 2005, our appointment as principal accountants was terminated. We have read Sturm, Ruger
& Company, Inc.'s statements included under Item 4.01 of its Form 8-K dated August 3, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Sturm, Ruger & Company, Inc.'s statements that 1) it has appointed McGladrey & Pullen LLP as its independent auditors, and that 2) McGladrey & Pullen LLP was not consulted regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP